As filed with the Securities and Exchange Commission on September 7, 2021.

Registration No. 333-183199

Registration No. 333-150313

Registration No. 333-76180

Registration No. 333-75961

Registration No. 333-75959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-183199)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-150313)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-76180)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-75961)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-75959)

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MACKINAC FINANCIAL CORPORATION (NICOLET BANKSHARES, INC., as successor by merger to MACKINAC FINANCIAL CORPORATION)

(Exact name of registrant as specified in its charter)

Michigan	38-2062816
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Nicolet Bankshares, Inc.

111 North Washington Street

Green Bay, Wisconsin 54301

(920) 430-1400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive
Offices)

Mackinac Financial Corporation 2012 Incentive Compensation Plan

Mackinac Financial Corporation 401(k) Plan

North County Financial Corporation 2000 Stock Incentive Plan

North Country Financial Corporation Stock Compensation Plan

North Country Financial Corporation 1997 Directors’ Stock Option Plan

(Full title of plans)

Michael E. Daniels

President and Chief Executive Officer

Nicolet Bankshares, Inc.

as successor by merger to Mackinac Financial Corporation
111 North Washington Street
Green Bay, Wisconsin 54301
(Name and address of agent for service)

(920) 430-1400

(Telephone number, including area code, of agent for service)

Copies of communications to:

Robert D. Klingler, Esq.

Bryan Cave Leighton Paisner LLP

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3488

(404) 572-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act   ☐

EXPLANATORY NOTE

Deregistration of Unsold Securities

Nicolet Bankshares, Inc. (“Nicolet”) as successor by merger to Mackinac Financial Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof thereunder:

•	Registration Statement on Form S-8, File No. 333-183199, filed with the Commission on August 9, 2012, registering 757,848 shares of common stock, no par value, (“Common Stock”) of the Registrant under the Mackinac Financial Corporation 2012 Incentive Compensation Plan;

•	Registration Statement on Form S-8, File No. 333-150313, filed with the Commission on April 18, 2008, registering 120,000 shares of Common Stock of the Registrant under the Mackinac Financial Corporation 401(k) Plan;

•	Registration Statement on Form S-8, File No. 333-76180, filed with the Commission on January 2, 2002, registering 500,000 shares of Common Stock of the Registrant under the North County Financial Corporation 2000 Stock Incentive Plan;

•	Registration Statement on Form S-8, File No. 333-75961, filed with the Commission on April 8, 1999, registering 500,000 shares of Common Stock of the Registrant under the North Country Financial Corporation Stock Compensation Plan; and

•	Registration Statement on Form S-8, File No. 333-75959, filed with the Commission on April 8, 1999, registering 100,000 shares of Common Stock of the Registrant under the North Country Financial Corporation 1997 Directors’ Stock Option Plan.

On September 3, 2021, pursuant to the Agreement and Plan of Merger, dated April 12, 2021, by and between the Registrant and Nicolet, the Registrant merged with and into Nicolet, with Nicolet surviving the merger (the “Merger”).

In connection with the completion of the Merger, the offerings pursuant to the Registration Statements have terminated by the Registrant. In accordance with the undertakings made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 removes from registration any and all shares of Common Stock and any other securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin on September 7, 2021.

NICOLET BANKSHARES, INC.
(as successor by merger to Mackinac Financial Corporation)

By:	/s/ Michael E. Daniels
Michael E. Daniels
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the above-referenced Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.